CONTACT:	FELDMAN MALL PROPERTIES, INC.
Larry Feldman
Chairman & Chief Executive Officer
-or-
Thomas E. Wirth
Executive Vice President, Chief Financial Officer
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FELDMAN MALL PROPERTIES, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

***

Conference Call to Discuss Results Will Be Held at 2:00 PM EST, Thursday, May 12, 2005
Dial in: (800) 946-0783 or go to www.feldmanmall.com

GREAT NECK, N.Y.–May 12, 2005

RELEASE HIGHLIGHTS

•	Reports first quarter FFO of $0.18 per diluted share

•	Entered into an agreement to acquire the Northgate Mall located in Cincinnati, Ohio for $110.0 million

•	Entered into an agreement to acquire the Tallahassee Mall located in Tallahassee, Florida for $61.5 million

•	Acquired Colonie Center Mall located in Albany, New York for $82.2 million in February 2005

•	Obtained a $75.0 million, 3-year mortgage on Stratford Square Mall bearing interest at an all-in fixed rate of 5.0% per annum

•	Executed a letter of intent with Century Theaters for a state of the art stadium seating multiplex at Stratford Square Mall

FINANCIAL RESULTS

Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $2.4 million, or $0.18 per diluted share, for the first quarter ended March 31, 2005. The Company’s net income, before minority interest, for the three months ended March 31, 2005 was $418,000 or $0.03 per diluted share. The Company had 13.8 million weighted average common shares and operating partnership units outstanding during the quarter.

OPERATING RESULTS

Foothills Mall – Tucson, Arizona

Shop occupancy, excluding temporary tenants and anchor tenants, increased from 69.3% at March 31, 2004 to 83.4% at March 31, 2005. Including temporary tenants, shop occupancy as of March 31, 2004 was 86.4% versus 97.2% as of March 31, 2005.

Average same store shop sales for the trailing twelve-month period ended March 31, 2005 increased to $296 per square foot as compared to $288 per square foot for the twelve month period ended March 31, 2004. Average same store shop sales increased 4.0% for the first quarter 2005 as compared to 2004. Total shop sales increased 18% for the first quarter 2005 as compared to the first quarter of 2004. Average shop rents per square foot, excluding temporary tenants, increased from $18.38 at March 31, 2004 to $18.76 at March 31, 2005.

Harrisburg Mall – Harrisburg, Pennsylvania (Joint Venture Investment)

Shop occupancy, excluding temporary tenants and anchor tenants, decreased from 71.4% at March 31, 2004 to 69.8% at March 31, 2005. Including temporary tenants, shop occupancy as of March 31, 2004 was 79.7% versus 76.6% as of March 31, 2005. As a result of anchor tenant leasing, the mall’s overall occupancy increased to 91.8% at March 31, 2005 from 49.3% at March 31, 2004.

Average same store shop sales period for the trailing twelve-month period ended March 31, 2005 decreased to $234 per square foot as compared to $241 per square foot for the trailing twelve month period ended March 31, 2004. Average same store shop sales increased 31.4% for the first quarter 2005 as compared to 2004. Total shop sales increased 18.9% for the first quarter 2005 as compared to the first quarter of 2004. Average shop rents, excluding temporary tenants, increased to $18.81 per square foot at March 31, 2005 from $18.04 per square foot at March 31, 2004.

Colonie Center Mall – Albany, New York

Shop occupancy, excluding temporary tenants and anchor tenants, was 65.6% at March 31, 2005. Including temporary tenants, shop occupancy as of March 31, 2005 was 79.1%. Average shop sales were $274 per square foot for the trailing twelve month period ended March 31, 2005. Average shop rents, excluding temporary tenants, were $23.68 per square foot at March 31, 2005.

Stratford Square Mall – Bloomingdale, Illinois

Shop occupancy, excluding temporary tenants and anchor tenants, was 67.7% at March 31, 2005. Including temporary tenants, the occupancy as of March 31, 2005 was 84.2%. Average shop sales were $266 per square foot for the trailing twelve month period ended March 31, 2005. Average shop rents, excluding temporary tenants, were $22.04 per square foot at March 31, 2005.

REAL ESTATE ACTIVITY

Tallahassee Mall – Tallahassee, Florida

On May 5, 2005 the Company announced the signing of a purchase contract to acquire Tallahassee Mall, a 963,000 square foot enclosed regional mall located in Tallahassee, the state capital of Florida. The purchase contract is subject to the completion of customary real estate contractual requirements. In addition, the purchase contract is subject to the approval of the assumption of the existing mortgage loan by the Company. The purchase price of $61.5 million includes the assumption of the existing mortgage loan of approximately $45.3 million plus cash in the amount of approximately $16.2 million. The property is subject to a long term ground lease that expires in the year 2063 (assuming the exercise of an extension option).

The Company is acquiring all of the anchors and shops. The Mall’s four major anchor tenants are AMC Theaters, the only 20-screen stadium seating theater in the Tallahassee market, Dillard’s, Parisian and Burlington Coat Factory. In addition, the Mall contains a remarkably strong roster of seven “big box” junior anchor tenants: Old Navy, Sports Authority, Goody's, Ross Dress for Less, Shoe Carnival, Barnes & Noble and Guitar Center.

Excluding anchor tenants and temporary tenants, the shop occupancy at Tallahassee Mall is 68.4%. Including temporary tenants, the shop occupancy is 84.8%. The sales trends at Tallahassee Mall are positive with shop sales growing around 6% per annum and averaging about $325 per square foot.

Northgate Mall – Cincinnati, Ohio

On May 2, 2005, the Company announced the signing of a purchase contract to acquire Northgate Mall, a 1.1 million square foot enclosed regional mall located in the northwest suburbs of Cincinnati, Ohio. The purchase contract is subject to the completion of customary real estate contractual requirements and is also subject to the lender's consent of the Company’s assumption of an existing mortgage loan. The purchase price of $110.0 million includes the assumption of the existing mortgage loan in the approximate amount of $79.6 million plus cash in the amount of approximately $30.4 million dollars.

Northgate Mall, located in Colerain Township, features anchor tenants Macy's, Dillard's, Sears and JC Penney. Of the 1.1 million total square feet, approximately 577,000 square feet including the Macy's space are being purchased, with the remaining square footage belonging to the three other anchor tenants. Excluding anchor tenants and temporary tenants, the shop occupancy is 78.0%. Including temporary tenants the shop occupancy is 90%. Shop sales at Northgate Mall are currently about $300 per square foot.

Colonie Center Mall – Albany, New York

On February 2, 2005, the Company announced the purchase of the Colonie Center Mall, located in Albany, New York, for $82.2 million dollars. The 1.2 million square foot, two-level shopping mall is situated in the heart of New York’s Capital region and minutes from the Albany International Airport and major hotel chains. Anchor tenants include Macy’s and Sears (un-owned anchor spaces), Boscov’s and Christmas Tree Shops (a subsidiary of Bed, Bath and Beyond). In addition, junior anchor tenants include F.Y.E and Steve & Barry’s.

FINANCING ACTIVITY

Mortgage Financing

In January 2005, the Company completed a $75.0 million, three-year first mortgage financing collateralized by the Stratford Square Mall. The mortgage bears interest at a rate of LIBOR plus 125 basis points and has two one-year extensions. The initial loan to cost is approximately 80%, however once the intended capital improvements of approximately $20 million are complete, the total leverage is expected to decrease to approximately 65% of total anticipated cost.

Forward Swap Contract

In connection with the Stratford Square Mall financing, during January 2005, the Company entered into a $75.0 million swap commencing February 2005 with an all-in-rate of 5.0% and a final maturity in January 2008. The effect of the swap is to fix the interest rate on the Stratford Square Mall mortgage at 5.0% through January 2008.

Common Stock Issuance

On January 11, 2005, the Company completed the sale of 1.6 million shares of common stock at $13.00 per share pursuant to the full exercise of the underwriter’s over allotment option in connection with the Company’s initial public offering. The net proceeds received by the Company from the over allotment totaled $19.3 million, resulting in net proceeds of $144.1 million from the initial public offering.

Earnings Guidance

The Company’s first quarter FFO results of $0.18 per diluted share exceeded the high end of the Company’s previous guidance by $0.01. Based upon the assumption that the Northgate Mall and the Tallahassee Mall (the “New Acquisitions”) will be acquired after the second quarter, the Company is guiding to a range of $0.19 to $0.21 per diluted share for the second quarter of 2005. Earnings for the third and fourth quarters of 2005 may be affected by the ultimate timing of the closing of the New Acquisitions.

Conference Call

The Company’s executive management team, led by Larry Feldman, Chief Executive Officer, will host a conference call and audio web cast on Thursday, May 12, 2005 at 2:00 p.m. EST to discuss the financial results. The conference call may be accessed by dialing (800) 946-0783. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.

A replay of the call will be available through May 18, 2005 by dialing (888) 203-1112 using pass code 9912541, or you may access the replay via the Company’s web site.

Non-GAAP Financial Measures

Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses Funds From Operations, or FFO, as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.

In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.

During the May 12, 2005 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 7 of this release.

*Financial Tables Attached

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.

Upon completion of the acquisition of the Tallahassee Mall and the Northgate Mall, the Company’s portfolio, including non-owned anchor tenants, will consist of six regional malls aggregating approximately 6.2 million square feet.

To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

Forward-looking Information

This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including without limitation the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. Theseassumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts In Thousands)	March 31, 2005	December 31, 2004

	(unaudited)
Assets:
Investments in real estate, net	$223,487	$143,653
Investment in unconsolidated real estate partnership	5,106	5,150
Cash and cash equivalents	19,015	15,607
Restricted cash	5,788	4,555
Rents, deferred rents and other receivables, net	3,604	1,921
Acquired lease rights, net	7,509	4,167
Acquired in-place lease value, net	13,656	11,504
Deferred charges, net	1,569	675
Other assets	3,234	1,551

Total Assets	$282,968	$188,783

Liabilities and Stockholders’ Equity:
Mortgages and other loans payable	$129,750	$54,750
Due to affiliates	8,996	12,941
Accounts payable, accrued expenses and other liabilities	7,679	7,862
Dividends and distributions payable	3,778	—
Acquired lease obligation, net	7,467	4,737

Total liabilities	157,670	80,290

Minority interest	13,585	13,962

Stockholders’ Equity
Common stock	124	108
Additional paid-in capital	114,952	95,672
Retained deficit	(4,232)	(1,249)
Accumulated other comprehensive income	869	—

Total stockholders’ equity	111,713	94,531
Total Liabilities and Stockholders’ Equity	$282,968	$188,783

FELDMAN MALL PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	March 31,

	2005	2004

	(The Company)	(The Predecessor)
Revenue:

Rental	$5,950	$1,784
Tenant reimbursements	3,188	1,226
Management, leasing and development services	151	233
Interest and other income	283	182

Total Revenue	9,572	3,425

Expenses:
Rental property operating and maintenance	3,049	913
Real estate taxes	1,165	340
Interest	1,649	1,083
Depreciation and amortization	1,878	399
General and administrative	1,369	419

Total Expenses	9,110	3,154

Equity in (loss)/earnings of unconsolidated real estate partnership	(44)	82

Income before minority interest	418	353
Minority interest	48	184

Net Income	$370	$169

Basic and diluted income per share	$0.03

Basic weighted average common shares outstanding	12,216

Diluted weighted average common shares and common share equivalents outstanding	13,809

Funds From Operations (FFO) Calculation:
Net income	$370

Add:
Minority interest	48
Depreciation and amortization	1,878
Joint venture FFO adjustment	164

Less:
Depreciation of non-real estate assets	(34)

FFO, before minority interest	$2,426

FFO per share (diluted)	$0.18

Ownership interests:
Weighted average REIT common shares for basic net income per share	12,216
Weighted average partnership units held by minority interests	1,593

Weighted average shares and units outstanding	13,809

(A) – The 2004 results represents the operations of Feldman Equities of Arizona, LLC, the predecessor entity prior to the Company’s December 2004 initial public offering.